EXHIBIT 10.1

EXECUTION COPY

S E C U R I T I E S  P U R C H A S E  A G R E E M E N T

     Securities Purchase Agreement, dated June 23, 2009, by and between Office Depot, Inc., a Delaware corporation (the “Company”), and the several Investors listed on Schedule 1 (collectively, the “Investors”).

     WHEREAS, on the terms and conditions set forth in this Agreement, the Company desires to sell, and the Investors desire to purchase, shares of the Company’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred”), and 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock par value $0.01 per share (the “Series B Preferred”);

     WHEREAS, in connection with such purchase and sale, the Company and the Investors desire to make certain representations and warranties and enter into certain agreements; and

     WHEREAS, in connection with such purchase and sale, the Company and the Investors will execute and deliver among other things; (i) a registration rights agreement in the form attached as Exhibit A (the “Registration Rights Agreement”) and (ii) an investor rights agreement in the form attached as Exhibit B (the “Investor Rights Agreement”).

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, the Company and the Investors agree as follows:

     1.      Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

     “Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

     “Board” means the Board of Directors of the Company.

     “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

     “Bylaws” shall have the meaning set forth in Section 4.1.

     “Capital Lease Obligations” shall mean the obligations of the Company and its Subsidiaries on a consolidated basis to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a consolidated balance sheet of the Company and its Subsidiaries under Generally Accepted Accounting Principles (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with Generally Accepted Accounting Principles (including such Statement No. 13).

     “Certificate of Incorporation” shall have the meaning set forth in Section 4.1.

     “Certificates of Designations” shall have the meaning set forth in Section 6.1.

     “Closing” shall have the meaning set forth in Section 3.

     “Closing Date” shall have the meaning set forth in Section 2.

    “Code” shall mean the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

     “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

     “Company” shall have the meaning set forth in the preamble of this Agreement.

    “Credit Agreement” means that certain Credit Agreement dated September 26, 2008, among the Company, JPMorgan Chase Bank, N.A., as administration agent, and various lenders.

     “Environmental Claim” shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) that seeks to impose or alleges liability for (i) preservation, protection, conservation, pollution, contamination of, or releases or threatened releases of Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances or solid waste (as defined under the Resource Conservation and Recovery Act and its regulations); (iii) exposure to Hazardous Substances; (iv) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (v) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that the Company or its Subsidiaries are parties to such a proceeding and such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

     “Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

     “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the SEC thereunder.

     “Generally Accepted Accounting Principles” shall mean United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.

     “Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

     “Hazardous Substance” shall mean any hazardous or toxic waste, substance or product or material defined or regulated by any applicable environmental law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including solid waste (as defined under the Resource Conservation and Recover Act of 1976 or its regulations), petroleum and any radioactive materials and waste.

     “Hedging Agreements” shall mean any transaction (including an agreement with respect to such transaction) now or hereafter existing that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination of the foregoing, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

     “Incidental Liens” shall mean (i) Liens for taxes, assessments, levies or other governmental charges (but not Liens for clean up expenses arising pursuant to Requirements of Environmental Law) not yet due (subject to applicable grace periods) or that are being contested in good faith and by appropriate proceedings if, in each case, adequate reserves with respect to such Liens are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (ii) carriers’, warehousemen’s, mechanics’, landlords’, vendors’, materialmen’s, repairmen’s, sureties’ or other like Liens arising in the ordinary course of business (or deposits to obtain the release of any such Lien) and securing amounts not yet due or that are being contested in good faith and by appropriate proceedings if, in the case of such contested Liens, adequate reserves with respect to such Liens are maintained on the books of the Company in accordance with Generally Accepted Accounting Principles; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) easements, rights-of-way, covenants, reservations, exceptions, encroachments, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business that, in the aggregate, are not substantial in amount, and that do not in any case singly or in the aggregate materially detract from the value or usefulness of the property subject to such Liens or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (v) bankers’ liens arising by operation of law; (vi) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with any court proceeding the payment of which is covered in full (subject to customary deductibles) by insurance; (vii) inchoate Liens arising under ERISA to secure contingent liabilities of the Company; and (viii) rights of lessees and sublessees in assets leased by the Company or any Subsidiary not prohibited elsewhere in this Agreement.

     “Indebtedness” shall mean, as to any Person, without duplication: (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of Property or services; (ii) any other indebtedness that is evidenced by a promissory note, bond, debenture or similar instrument; (iii) any obligation under or in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (iv) all Capital Lease Obligations of such Person; (v) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien; (vi) any obligation under or in respect of Hedging Agreements and (vii) any guarantees of the foregoing liabilities and synthetic liabilities of such Person.

     “Investor Representative” means BC Partners, Inc.

     “Investor Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

     “Investors” shall have the meaning set forth in the preamble of this Agreement.

     “Knowledge” of the Company shall mean the actual knowledge of any of the following individuals: Steve Odland, Elisa D. Garcia and Michael D. Newman.

     “Laws” shall have the meaning set forth in Section 4.16.

     “Lien” shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

     “Material Adverse Effect” means any change, development, occurrence or event (each, a “Company Effect”) that is or would reasonably be expected to be materially adverse to the business, continuing results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that any such Company Effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change, development, occurrence or event affecting the businesses or industries in which the Company and its Subsidiaries operate; (ii) any conditions in or changes affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments in the financial and securities markets and credit markets in the United States or elsewhere in the world; (iii) national or international political conditions and changes in political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments; (iv) any conditions resulting from natural disasters; (v) changes in any Laws or Generally Accepted Accounting Principles; (vi) changes in the market price or trading volume of Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (vii) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure (to the extent provided for in this definition) can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); provided, however, that Company Effects set forth in clauses (i), (ii), (iii) and (v) above may be taken into account in determining whether there has been or is a Material Adverse Effect if and only to the extent such Company Effects have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company or its Subsidiaries operate.

     “Person” shall mean any individual, association, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

     “Plan” shall mean any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) subject to Title IV of ERISA and maintained for employees of the Company or of any member of a “controlled group”, as such term is defined in Section 4001(a)(14) of ERISA, of which the Company or any of its Subsidiaries it may acquire from time to time is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries it may acquire from time to time is required to contribute on behalf of its employees, and any other material employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or any material compensation plan, policy, agreement or arrangement, including without limitation, any employment, change in control, bonus, equity-based compensation, retention or other similar agreement, that the Company or any of its Subsidiaries, maintains, sponsors, is a party to, or otherwise has any liability.

     “Preferred Shares” shall have the meaning set forth in Section 2.

     “Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     “Purchase Price” shall have the meaning set forth in Section 2.

     “Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

     “Requirements of Environmental Law” shall mean all requirements imposed by any environmental law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to: (i) pollution, protection or clean-up of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (iii) exposure of Persons or property to Hazardous Substances; (iv) the safety or health of employees or other Persons or (v) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, emissions or storage of Hazardous Substances into the environment. Requirement of Environmental Law shall mean any one of them.

     “SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

     “SEC Reports” shall have the meaning set forth in Section 4.

     “Securities” shall have the meaning set forth in Section 5.1.

     “Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations of the SEC thereunder.

     “Series A Certificate of Designations” shall have the meaning set forth in Section 6.1. “Series A Preferred” shall have the meaning set forth in the recitals of this Agreement. “Series B Certificate of Designations” shall have the meaning set forth in Section 6.1. “Series B Preferred” shall have the meaning set forth in the recitals of this Agreement. “Shareholder Approvals” shall have the meaning set forth in Section 4.3.

     “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

     2. Purchase and Sale of the Preferred Shares; Additional Investment Amount. On the terms and conditions set forth in this Agreement, on the date of this Agreement (the “Closing Date”), the Investors will purchase from the Company, and the Company will issue, sell and deliver to the Investors as set forth on Schedule 1 (i) 274,596 shares of Series A Preferred and (ii) 75,404 shares of Series B Preferred, in each case at a purchase price of $1,000.00 per share, for an aggregate purchase price of $350,000,000 in cash (the

     “Purchase Price”) to be paid in full to the Company on the Closing Date. The shares of Series A Preferred and Series B Preferred to be issued and sold by the Company to the Investors pursuant to this Agreement are collectively referred to as the “Preferred Shares”.

      3.      Closing. The consummation of the purchase and sale of the Preferred Shares and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, at 10:00 a.m. New York City time, on the Closing Date, subject to the satisfaction or waiver on the Closing Date of the conditions set forth in Sections 6 and 7, or at such other time and place as the Company and the Investor Representative shall mutually agree. At the Closing, the Company shall deliver to the Investors certificates representing that number of Preferred Shares set forth in Section 2 against payment of the Purchase Price by wire transfer of immediately available funds to an account designated by the Company in advance of the Closing Date.

     4.      Representations and Warranties of the Company. The Company represents and warrants to the Investors as of the date of this Agreement that, except (i) as otherwise disclosed or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 or its other reports and forms filed with or furnished to the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after December 27, 2008 (other than any forward looking disclosures set forth in any risk factor section or forward looking statement disclaimer and any other disclosure that is similarly nonspecific and predictive or forward looking in nature) and before the date of this Agreement (all such reports covered by this clause (i) collectively, the “SEC Reports”) and (ii) as set forth in the disclosure letter dated as of the date of this Agreement provided to the Investors separately, specifically identifying the relevant section of this Agreement (provided, that disclosure in any section of such disclosure letter shall apply to any section of this Agreement to the extent it is reasonably apparent on its face that such disclosure is relevant to such section):

             4.1      Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each state in the United States of America where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and accurate copies of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), each as in effect as of the date of this Agreement, have been made available to the Investors.

4.2      Financial Statements.

     (a)      The financial statements of the Company and its Subsidiaries on a consolidated basis for each of the periods included or incorporated by reference in the SEC Reports fairly present in all material respects, in accordance with Generally Accepted Accounting Principles, as in effect on the date of the applicable SEC Report, the financial condition and the results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such SEC Reports (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

     (b)      The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent or otherwise) that would be required under Generally Accepted Accounting Principles, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2009, (ii) that were incurred in the ordinary course of business since March 28, 2009 or (iii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    4.3      Authorization; Enforceable Agreement.

          (a)      All corporate action on the part of the Company, its officers, directors, and shareholders necessary for the authorization, execution, and delivery of this Agreement, the Registration Rights Agreement and the Investor Rights Agreement, the performance of all obligations of the Company under this Agreement, the Registration Rights Agreement and the Investor Rights Agreement, and the authorization, issuance (or reservation for issuance), sale, and delivery of (i) the Preferred Shares being sold hereunder, (ii) the shares of Common Stock issuable in respect of increases of the liquidation preference of the Series A Preferred in accordance with the terms of the Series A Certificate of Designations, (iii) the shares of Series A Preferred issuable in respect of the exchange of Series B Preferred for Series A Preferred in accordance with the terms of the Series B Certificate of Designations and (iv) the Common Stock issuable upon conversion of the Series A Preferred in accordance with the terms of the Series A Certificate of Designations has been taken, and this Agreement and the Registration Rights Agreement, when executed and delivered, assuming due authorization, execution and delivery by the Investors, constitutes and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to: (A) the filing of the Series A Certificate of Designations and the Series B Certificate of Designations with the Delaware Secretary of State pursuant to Section 6.1, and (B) obtaining the affirmative vote of a majority of the Common Stock present or represented and entitled to vote at a meeting of shareholders of the Company to approve the issuance of shares of Series A Preferred to the Investors in excess of the Conversion Cap (as defined in the Series A Certificate of Designations) and the exchange of Series B Preferred for Series A Preferred in accordance with the terms of the Series B Certificate of Designations (the “Shareholder Approvals”).

          (b)      On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) evidencing its determination that as of the date of this Agreement this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approving this Agreement, the Registration Rights Agreement, the Investor Rights Agreement and the transactions contemplated by this Agreement, the Registration Rights Agreement and the Investor Rights Agreement, (iii) declaring this Agreement and the issuance and sale of the Preferred Shares advisable, (iv) adopting the Series A Certificate of Designations and the Series B Certificate of Designations and (v) recommending that the Company’s shareholders approve the issuance of shares of Series A Preferred to the Investors in excess of the Conversion Cap (as defined in the Series A Certificate of Designations) and the exchange of Series B Preferred for Series A Preferred in accordance with the terms of the Series B Certificate of Designations.

                    4.4      Indebtedness. Neither the Company nor any of its Subsidiaries is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect to the Closing, in default in the payment of any material Indebtedness or in default under any material agreement relating to its material Indebtedness. Neither the Company nor any of its Subsidiaries has issued or incurred any debt security or other Indebtedness that by its terms is convertible into or exchangeable for, or accompanied by warrants for or options to purchase, any capital stock of the Company.

                    4.5      Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, overtly threatened against, nor any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any Governmental Authority or arbitral body which in the aggregate have, or if adversely determined, would reasonably be expected to have, a Material

Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority in a materially adverse manner. The Company is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any Governmental Authority.

                    4.6       Title. Each of the Company and its Subsidiaries has good and marketable title to its Property that is real property and good and valid title to all of its other Property (other than negligible assets not material to the operations of the Company or any of its Subsidiaries), free and clear of all Liens except for (i) Incidental Liens, (ii) Liens granted pursuant to the Credit Agreement and (iii) Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    4.7       Taxes. Each of the Company and its Subsidiaries has filed all tax returns required to have been filed and paid all taxes shown on such tax returns to be due, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    4.8       Subsidiaries. As of the date of this Agreement, the Company has no Subsidiaries other than as listed in the SEC Reports.

                    4.9       Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the offer, sale, or issuance of the Preferred Shares (and the Common Stock issuable upon conversion of the Preferred Shares) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the filing of the Series A Certificate of Designations and the Series B Certificate of Designations with the Delaware Secretary of State pursuant to Section 6.1; (ii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods; (iii) the notification of the issuance and sale of the Preferred Shares to NYSE; and (iv) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement. Assuming that the representations of the Investors set forth in Section 5 are true and correct, the offer, sale, and issuance of the Preferred Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

                    4.10       Permits and Licenses. The Company and each of its Subsidiaries possess all permits and licenses of Governmental Authorities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    4.11       ERISA.

                 (a) Neither the Company, its Affiliates, nor any other entity which, together with the Company or its Affiliates, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code, has at any time maintained, sponsored or contributed to, or has or had any liability with respect to, any employee benefit plan that is subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), as to which there remains any material unsatisfied liability on the part of the Company, any of its Affiliates or any other such entity. No Reportable Event (as defined in Section 4043(c) of ERISA but excluding those events as to which the 30-day notice period is waived by applicable regulations to ERISA), has occurred with respect to any Plan. Each Plan complies in all material respects with its terms and all applicable Laws (including, without limitation ERISA and the Code), and the Company and each of its Affiliates have filed all reports, returns, notices, and other documentation required by ERISA or the Code to be filed with any Governmental Authority with respect to each Plan, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to any Plan, (i) no actions, Liens, lawsuits, claims or complaints (other than routine claims for benefits) are pending or threatened, and (ii) no facts or circumstances exist that are reasonably likely to give rise to any such actions, Liens, lawsuits, claims or complaints, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No event has occurred with respect to a Plan which would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries to any Governmental Authority, including, without limitation, the Pension Benefit Guaranty Corporation, other than for applicable premiums. No event has occurred and no condition exists that might reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause any Lien, including, without limitation, the lien provided under Section 4068 of ERISA, to attach to any Property of the Company or any of its Subsidiaries. No event has occurred and no condition exists that might reasonably be expected to cause any Lien, including, without limitation, the lien provided under Section 303 of ERISA or Section 430 of the Code to attach to any Property of the Company or any of its Subsidiaries.

           (b)       None of the execution of, or the completion of the transactions contemplated by, this Agreement (whether alone or in connection with any other event(s)), could result in (i) severance pay or an increase in severance pay upon termination after Closing, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee of the Company or its Affiliates, (iii) acceleration of the time of payment or vesting or result in funding of compensation or benefits, (iv) any new material obligation under any Plan, (v) any limitation or restriction on the right of Company to merge, amend, or terminate any Plan, or (vi) any payments which would not be deductible under Section 280G of the Code.

           4.12       Valid Issuance of Preferred and Common Stock. The Preferred Shares being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement, the Investor Rights Agreement and the Certificates of Designations and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred purchased under this Agreement, or issued in exchange for the Series B Preferred purchased under this Agreement, has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series A Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of any Liens or restrictions on transfer other than restrictions on transfer under this Agreement and the Investor Rights Agreement and under applicable state and federal securities laws. The sale of the Preferred Shares is not, and the subsequent conversion of the Preferred Shares into Common Stock will not be, subject to any preemptive rights, rights of first offer or any anti-dilution provisions contained in the Company’s Certificate of Incorporation, bylaws or any other agreement.

           4.13       Capitalization. The authorized capital stock of the Company consists of 800,000,000 shares of Common Stock of which 280,649,589 were issued and outstanding as of June 22, 2009, and 1,000,000 shares of preferred stock, par value $0.01, none of which are issued and outstanding (excluding the Preferred Shares to be issued to the Investors pursuant to this Agreement). All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company will reserve that number of shares of Common Stock sufficient for issuance upon conversion of the Series A Preferred Stock being issued and sold pursuant to this Agreement and to be issued in exchange for the Series B Preferred issued and sold pursuant to this Agreement. Other than as provided in this Agreement, the Registration Rights Agreement and the Investor Rights Agreement, there are no other outstanding rights, options, warrants, preemptive rights, rights of first offer, or similar rights for the purchase or acquisition from the Company of any securities of the Company, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first offer. Except as otherwise provided in the Series A Certificate of Designations or the Series B Certificate of Designations, there are no outstanding rights or obligations of the Company to repurchase or redeem any of its equity securities. The respective rights, preferences, privileges, and restrictions of the Preferred Shares and the Common Stock are as stated in the Certificate of Incorporation (including the Series A Certificate of Designations and the Series B Certificate of Designations). The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

           4.14       Compliance with Other Instruments. The Company is not in violation or default of any provision of the Certificate of Incorporation or the Bylaws. The execution, delivery, and performance of and compliance with this Agreement, the Registration Rights Agreement and the Investor Rights Agreement and the issuance and sale of the Preferred Shares will not (i) result in any default or violation of the Certificate of Incorporation or the Bylaws, (ii) result in any default or violation of any agreement relating to its Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           4.15       Environmental Matters. No activity of the Company or any of its Subsidiaries requires any Environmental Permit which has not been obtained and which is not now in full force and effect, except to the extent failure to have any such Environmental Permit would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are and have been in compliance with all applicable Requirements of Environmental Law and Environmental Permits including applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit, except where failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received individually or collectively any written notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Property which would reasonably be expected to have a Material Adverse Effect.

           4.16       Compliance with Laws. Neither the Company nor any of its Subsidiaries is in material violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any Governmental Authority, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or has been overtly threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           4.17       No Material Adverse Effect. Since March 28, 2009 no event or circumstance has occurred that, individually or in the aggregate, has had (and continues to have) or would reasonably be expected to have a Material Adverse Effect.

           4.18       Registration Rights. Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

              4.19       Reports.

           (a)       Since December 29, 2007, the Company has timely filed all documents required to be filed with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

           (b)       The SEC Reports, when they became effective or were filed with the SEC, as the case may be, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, in each case as in effect at such time, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

           (c)       The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board’s Audit Committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

           4.20       Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

           4.21       Brokers’ Fees and Expenses. No broker, investment banker, or financial advisor or other Person, other than Peter J. Solomon Company and Morgan Stanley, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with transactions contemplated by this Agreement.

     5.     Representations and Warranties of the Investors. Each Investor represents and warrants to the Company as of the date of this Agreement that:

      5.1       Private Placement.

           (a)       The Investor is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) aware that the sale of the Preferred Shares and the Common Stock issuable upon conversion of the Series A Preferred Stock being issued and sold pursuant to this Agreement and to be issued in exchange for the Series B Preferred issued and sold pursuant to this Agreement (collectively, the “Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act and (iii) acquiring the Securities for its own account.

               (b)      The Investor understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only (i) in a transaction not involving a public offering, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iii) pursuant to an effective registration statement under the Securities Act or (iv) to the Company or one of its Subsidiaries, in each of cases (i) through (iv) in accordance with any applicable state and federal securities laws, and that it will notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable.

               (c)      The Investor understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 thereunder, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE INVESTOR RIGHTS AGREEMENT, DATED AS OF JUNE 23, 2009, AMONG OFFICE DEPOT, INC., BC PARTNERS, INC. AND THE INVESTORS NAMED THEREIN.”

               (d)      The Investor: (i) is able to fend for itself in the transactions contemplated by this Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

               (e)      The Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Securities and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. The Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of the Investor to rely on such representations and warranties.

               (f)      The Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

               (g)      Except for the representations and warranties contained in Section 4 of this Agreement (including any references in such Section to the SEC Reports), the Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to the Investors in connection with the transactions contemplated by this Agreement.

              5.2         Organization. Each Investor has been duly organized and is validly existing in the jurisdiction and as the form of business entity set forth on Schedule 1.

              5.3         Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, declaration, or filing with, any federal, state, or local governmental authority on the part of the Investor is required in connection with the purchase of the Preferred Shares (and the Common Stock issuable upon conversion of the Preferred Shares) or the consummation of any other transaction contemplated by this Agreement, except for the following: (i) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods; and (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

              5.4         Authorization; Enforceability. The Investor has full right, power, authority and capacity to enter into this Agreement, the Registration Rights Agreement and the Investor Rights Agreement and to consummate the transactions contemplated by this Agreement, the Registration Rights Agreement and the Investor Rights Agreement. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Investor Rights Agreement have been duly authorized by all necessary action on the part of the Investor, and this Agreement, the Registration Rights Agreement and the Investor Rights Agreement have been duly executed and delivered by the Investor and, assuming due authorization, execution and delivery of this Agreement, the Registration Rights Agreement and the Investor Rights Agreement by the Company, will constitute valid and binding obligation of the Investor, enforceable against it in accordance with its terms.

              5.5         No Default or Violation. The execution, delivery, and performance of and compliance with this Agreement, the Registration Rights Agreement and the Investor Rights Agreement and the issuance and sale of the Preferred Shares will not (i) result in any default or violation of the certificate of incorporation, bylaws, limited partnership agreement, limited liability company operating agreement or other applicable organizational documents of the Investor, (ii) result in any default or violation of any agreement relating to its material Indebtedness or under any mortgage, deed of trust, security agreement or lease to which it is a party or in any default or violation of any material judgment, order or decree of any Governmental Authority or (iii) be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision, or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Investor pursuant to any such provision, or the suspension, revocation, impairment or forfeiture of any material permit, license, authorization, or approval applicable to the Investor, its business or operations, or any of its assets or properties pursuant to any such provision, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Investor to consummate the transactions contemplated by this Agreement.

                             5.6      Financial Capability. The Investor currently has the funds necessary to purchase the Preferred Shares at Closing on the terms and conditions contemplated by this Agreement.

              6.            Conditions to the Investors’ Obligations at Closing. The obligation of the Investors to purchase the Preferred Shares at the Closing is subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

                             6.1      The Company shall adopt and file with the Secretary of State of the State of Delaware (i) a Certificate of Designations of the Series A Preferred Stock in the form attached as Exhibit C (the “Series A Certificate of Designations”) and (ii) a Certificate of Designations of the Series B Preferred in the form attached as Exhibit D (the “Series B Certificate of Designations” and, together with the Series A Certificate of Designations, the “Certificates of Designations”).

                             6.2      The Company shall have executed and delivered the Registration Rights Agreement and the Investor Rights Agreement.

                             6.3      The Investors shall have received from Wachtell, Lipton, Rosen & Katz, special counsel for the Company, an opinion, dated as of the Closing Date, in the form attached as Exhibit E.

                             6.4      Simultaneous with the Closing, the Company shall have paid to the Investor Representative a funding fee equal to $3,500,000, representing 1% of the Purchase Price.

                             6.5      Simultaneous with the Closing, the Company shall have reimbursed the Investors for up to $2,000,000 of their reasonable documented out-of-pocket fees and expenses incurred on or before the Closing Date in connection with the execution of this Agreement and the Registration Rights Agreement and the purchase by the Investors of the Preferred Shares pursuant to this Agreement.

                             6.6      The Board shall have taken all actions necessary and appropriate to permit Mr. Raymond Svider, Mr. James Rubin and Mr. Justin Bateman to be elected to the Board effective immediately upon the delivery of a written consent to such effect to the Investors following the Closing. The Investors shall have received evidence satisfactory to them of the taking of such actions.

                             6.7      The Company shall have executed and delivered to the Investors a management rights letter to be agreed upon among the parties.

              7.            Conditions to the Company’s Obligations at Closing. The obligations of the Company to issue, sell and deliver to the Investors the Preferred Shares are subject to the fulfillment or waiver on or before the Closing of each of the following conditions:

                             7.1      The Investors shall have paid to the Company the Purchase Price.

                             7.2      The Investors shall have executed and delivered the Registration Rights Agreement and the Investor Rights Agreement.

              8.            Covenants. The Company and the Investors hereby covenant and agree, for the benefit of the other parties to this Agreement and their respective assigns, as follows:

                             8.1      Shareholder Approvals; Proxy Statement. The Company agrees to use its reasonable best efforts to call and hold as promptly as reasonably practicable following the Closing Date a meeting of the shareholders of the Company to obtain the Shareholder Approvals (the “Shareholder Meeting”), and as promptly as reasonably practicable following the Closing Date (and in any event within 60 days of the Closing Date), the Company will prepare and file with the SEC a proxy statement to be sent to the Company’s shareholders in connection with the Shareholder Meeting (the “Proxy Statement”). Subject to the directors’ fiduciary duties, the Proxy Statement shall include the Board’s recommendation that the shareholders vote in favor of the Shareholder Approvals. If the Shareholder Approvals are not obtained at the Shareholder Meeting, then the Company will use its reasonable best efforts to obtain the Shareholder Approvals at the next occurring annual meeting of the shareholders of the Company. The Company shall use commercially reasonable efforts to solicit from the shareholders proxies in favor of the Shareholder Approvals and to obtain the Shareholder Approvals. The Investor Representative agrees to furnish to the Company all information concerning the Investors and their Affiliates as the Company may reasonably request in connection with any Shareholder Meeting. The Company shall respond reasonably promptly to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the Proxy Statement to be mailed to the Company’s shareholders at the earliest reasonably practicable date. The Company shall provide to the Investor Representative, as promptly as reasonably practicable after receipt thereof, any written comments from the SEC or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Investor Representative with copies of all correspondence between the Company, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide the Investors with a reasonable opportunity to review and comment on such document or response. Any communications by the Company to the Investor Representative pursuant to this Section 8.1 may made by email to an account designated by the Investor Representative upon request by the Company.

                             8.2      NYSE Listing of Shares. Promptly following the Closing Date, the Company shall apply to cause the shares of Common Stock to be issued upon conversion of the Series A Preferred to be approved for listing on the NYSE, subject to official notice of issuance.

                             8.3      Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Preferred Shares for general corporate purposes, including funding working capital, the repayment of indebtedness and the payment of fees and expenses in connection with the transactions contemplated by this Agreement and the Registration Rights Agreement.

                             8.4      Reservation of Common Stock; Issuance of Shares of Common Stock. For as long as any Preferred Shares remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or shares of Common Stock held in treasury by the Company, for the purpose of effecting the conversion of the Preferred Shares, the full number of shares of Common Stock then issuable upon the conversion of all Preferred Shares (after giving effect to all anti-dilution adjustments) then outstanding. All shares of Common Stock delivered upon conversion or repurchase of the Preferred Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.

                             8.5      Transfer Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer tax due on (x) the issue of the Preferred Shares at Closing and (y) the issue of shares of Common Stock upon conversion of the Preferred Shares. However, in the case of conversion of Preferred

Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

                             8.6      Public Disclosure. On the date of this Agreement, or within 24 hours thereafter the Company shall issue a press release in a form mutually agreed to by the Company and the Investor Representative. No other written release, announcement or filing concerning the purchase of the Preferred Shares or the transactions contemplated by this Agreement, the Investor Rights Agreement and the Registration Rights Agreement shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release, announcement or filing as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section shall not restrict the ability of a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

                             8.7      Tax Related Covenants. Absent a change in Law or Internal Revenue Service practice or a contrary determination (as defined in Section 1313(a) of the Code) the Investors and the Company agree not to treat the Preferred Shares as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305 -5 for United States federal income tax reporting and withholding tax purposes and shall not take any tax position inconsistent with such treatment.

                             8.8      Further Assurances. Each of the Investors and the Company will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement. The Company shall pay the Investor Representative a funding fee equal to $3,500,000 in accordance with Section 6.4, without duplication.

              9.            Miscellaneous.

                             9.1      Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

                             9.2      Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal courts located in the City of New York and any appellate court therefrom within the State of New York. In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in any state or federal courts located in the City of New York and any appellate court therefrom within the State of New York. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 9.8 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 9.8 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                             9.3      Survival. The representations and warranties in this Agreement shall expire at the Closing and have no further force and effect, other than the representations and warranties set forth in Sections 4.3, 4.12, 5.1 and 5.4 which shall survive until the third anniversary of the Closing Date.

                             9.4      Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, the rights of the Investors under this Agreement shall not be assignable to any Person without the consent of the Company.

                             9.5      No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

                             9.6      No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Investors or the Company shall have any liability for any obligations of the Investors or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investors or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

                             9.7      Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement, including the Registration Rights Agreement and the Investor Rights Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

                             9.8      Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

if to the Company:	Office Depot, Inc. 6600 North Military Trail Boca Raton FL 33496 Attention: Steve Odland Facsimile: (561) 438-4400

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 A Attention: David A. Katz Facsimile: (212) 403-2000

if to the Investors or the Investor Representative:	BC Partners, Inc. 667 Madison Avenue New York, New York 10065 Attention: James Rubin and Justin Bateman Facsimile: (212) 891-2899

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Raymond Lin and John Giouroukakis Facsimile: (212) 751-4864

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

                             9.9      Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

                             9.10      Expenses. The Company and the Investors shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby, except as otherwise provided in Section 6.5.

                             9.11      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investor Representative or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

                             9.12      Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

                             9.13      Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

                             9.14      Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                                                   OFFICE DEPOT, INC.

                                                                                   By:     /s/ Michael Newman
                                                                                             Name: Michael Newman
                                                                                             Title: Executive Vice President &
                                                                                                       Chief Financial Officer

                                                                                   For and on behalf of the Limited Partnerships BC
                                                                                   European Capital VIII – 1 to 12 and 14 to 34

                                                                                   /s/ Matthew Elston
                                                                                   Name:  Matthew Elston
                                                                                   Director, CIE Management II Limited acting as General
                                                                                   Partner of the Limited Partnerships BC European Capital
                                                                                   VIII - 1 to 12 and 14 to 34

                                                                                   /s/ Mark Rodliffe
                                                                                   Name:  Mark Rodliffe
                                                                                   Director, CIE Management II Limited acting as General
                                                                                   Partner of the Limited Partnerships BC European Capital
                                                                                   VIII - 1 to 12 and 14 to 34

                                                                                   For and on behalf of BC European Capital 35 SC to 39
                                                                                   SC:

                                                                                   /s/Matthew Elston
                                                                                   Name:  Matthew Elston
                                                                                   Director, LMBO Europe SAS
                                                                                   As Gérant to BC European Capital 35 SC to 39 SC

                                                                                   /s/ Mike Twinning
                                                                                   Name:  Mike Twinning
                                                                                   Director, LMBO Europe SAS
                                                                                   As Gérant to BC European Capital 35 SC to 39 SC

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

				Schedule 1
Investors

	Jurisdiction of		Series A	Series B
Investor	Incorporation	Form of Entity	Preferred	Preferred

BC European Capital VIII-1	UK	Limited Partnership	20,046.00	5,506.00

BC European Capital VIII-2	UK	Limited Partnership	20,186.00	5,543.00

BC European Capital VIII-3	UK	Limited Partnership	20,723.00	5,690.00

BC European Capital VIII-4	UK	Limited Partnership	26,615.00	7,309.00

BC European Capital VIII-5	UK	Limited Partnership	26,615.00	7,309.00

BC European Capital VIII-6	UK	Limited Partnership	26,382.00	7,244.00

BC European Capital VIII-7	UK	Limited Partnership	26,382.00	7,244.00

BC European Capital VIII-8	UK	Limited Partnership	26,172.00	7,187.00

BC European Capital VIII-9	UK	Limited Partnership	26,382.00	7,244.00

BC European Capital VIII-10	UK	Limited Partnership	26,055.00	7,155.00

BC European Capital VIII-11	UK	Limited Partnership	15,040.00	4,130.00

BC European Capital VIII-12	UK	Limited Partnership	4,202.00	1,154.00

BC European Capital VIII-14	UK	Limited Partnership	4,674.00	1,283.00

BC European Capital VIII-15	UK	Limited Partnership	374.00	103.00

BC European Capital VIII-16	UK	Limited Partnership	2,335.00	641.00

BC European Capital VIII-17	UK	Limited Partnership	140.00	38.00

BC European Capital VIII-18	UK	Limited Partnership	9.00	3.00

BC European Capital VIII-19	UK	Limited Partnership	145.00	40.00

BC European Capital VIII-20	UK	Limited Partnership	135.00	37.00

BC European Capital VIII-21	UK	Limited Partnership	61.00	17.00

BC European Capital VIII-22	UK	Limited Partnership	70.00	19.00

BC European Capital VIII-23	UK	Limited Partnership	47.00	13.00

BC European Capital VIII-24	UK	Limited Partnership	700.00	192.00

BC European Capital VIII-25	UK	Limited Partnership	47.00	13.00

BC European Capital VIII-26	UK	Limited Partnership	747.00	205.00

BC European Capital VIII-27	UK	Limited Partnership	42.00	12.00

BC European Capital VIII-28	UK	Limited Partnership	23.00	6.00

BC European Capital VIII-29	UK	Limited Partnership	23.00	6.00

BC European Capital VIII-30	UK	Limited Partnership	23.00	6.00

BC European Capital VIII-31	UK	Limited Partnership	9.00	3.00

BC European Capital VIII-32	UK	Limited Partnership	14.00	4.00

BC European Capital VIII-33	UK	Limited Partnership	5.00	1.00

BC European Capital VIII-34	UK	Limited Partnership	5.00	1.00

BC European Capital VIII-35
SC	France	Sociétés Civiles	140.00	38.00

BC European Capital VIII-36
SC	France	Sociétés Civiles	9.00	3.00

BC European Capital VIII-37
SC	France	Sociétés Civiles	9.00	3.00

BC European Capital VIII-38
SC	France	Sociétés Civiles	5.00	1.00

BC European Capital VIII-39
SC	France	Sociétés Civiles	5.00	1.00

TOTAL	--	--	274,596.00	75,404.00